COMDIAL CORPORATION AND SUBSIDIARIES
									      Exhibit 11
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Statement re Computation of Per Share Earnings
                               					       Three Months Ended              Six Months Ended
                                 					   July 2,          July 3,        July 2,       July 3,
                                  					   1995             1994           1995          1994
PRIMARY
Net income applicable to common shares:
  Income before extraordinary item       $6,207,000     $781,000       $7,294,000    $1,290,000
  Extraordinary item                         -             -                -          (389,000)
    Net income                           $6,207,000     $781,000       $7,294,000      $901,000

Weighted average number of common
  shares outstanding during the period   21,179,948   20,909,664       21,117,012    20,841,077
Add - common equivalent shares (determined
  using the "treasury stock" method) repre-
  senting shares issuable upon exercise of:
  Stock options                            696,548      822,087          676,065       898,893
Weighted average number of shares used in
  calculation of primary earnings per
  common share                          21,876,496   21,731,751       21,793,077    21,739,970

Earnings per common share:
  Income before extraordinary item           $0.28        $0.04            $0.33         $0.06
  Extraordinary item                            -            -                -          (0.02)
    Net income                               $0.28        $0.04            $0.33         $0.04

FULLY DILUTED
Net income applicable to common share   $6,207,000     $781,000       $7,294,000      $901,000
Adjustments for convertible securities:
  Dividends paid on convertible preferred
  stock                                    142,500      161,000          285,000       267,000
Net income applicable to common shares,
assuming conversion of above securities $6,349,500     $942,000       $7,579,000    $1,168,000

Weighted average number of shares used in
  calculation of primary earnings per
  common share                          21,876,496   21,731,751       21,793,077    21,739,970
Add (deduct) incremental shares representing:
  Shares issuable upon exercise of stock
    options included in primary
    calculation                           (696,548)    (822,087)        (676,065)     (898,893)
  Shares issuable based on period-end market
    price or weighted average price:
  Convertible preferred stocks           2,570,799    2,427,978        2,570,799     2,427,978
  Stock options                            851,792      814,523          910,766       881,043
Weighted average number of shares used in
  calculation of fully diluted earnings per
  common share                          24,602,539   24,152,165       24,598,577    24,150,098

Fully diluted earnings per common share      $0.26        $0.04            $0.31         $0.05
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